Exhibit 23

The Board of Directors
Access Power, Inc.



We consent to the use of our report  dated  March 23,  1999 in the  Registration
Statement on Form SB-2 and related Prospectus of Access Power, Inc. for the registration of 15,900,000 shares of its common stock, and 400,000 warrants to purchase common stock, and to the reference of our firm under the heading "Experts" therein.



PARKS, TSCHOPP, WHITCOMB & ORR, P.A.





Maitland, Florida
November 1, 1999